UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 15, 2008 (May 13, 2008)

HERSHA HOSPITALITY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive

Harrisburg, Pennsylvania 17102

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On May 13, 2008, Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”) and Hersha Hospitality Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into an underwriting agreement with UBS Securities LLC and Raymond James & Associates, Inc., as representatives of the underwriters named in the underwriting agreement. Pursuant to the terms of the underwriting agreement, the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, 6,000,000 of the Company’s common shares at a public offering price of $9.90 per share (the “Offering”). In addition, the Company granted to the underwriters a 30-day option to purchase an additional 900,000 of the Company’s common shares to cover over-allotments, if any. The net proceeds of the Offering after deducting underwriting discounts, commissions and estimated offering expenses, and before giving effect to the over-allotment option, will be approximately $56.2 million. The underwriting agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The preceding description is qualified in its entirety by reference to the underwriting agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

1.1                    Underwriting Agreement, dated May 13, 2008.

8.1                    Opinion of Hunton & Williams LLP with respect to tax matters.

23.1                  Consent of Hunton & Williams LLP (included in Exhibit 8.1).

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: May 15, 2008	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer